Exhibit 99

[CAPTEC FRANCHISE CAPITAL PARTNERS L.P. IV LETTERHEAD]

July 20, 2005

Captec Franchise Capital Partners L.P. IV

Re: Completion of Sale of Twelve Properties & Partial Liquidating Distribution

Dear Limited Partner:

I am pleased to announce that Captec Franchise Capital Partners L.P. IV (the “Partnership”) has consummated the sale of twelve (12) of the Partnership’s real properties to Gibraltar 1031 Restaurants No. 1, LLC (formerly known as Gibraltar 1031 Restaurants, LLC) (“Gibraltar”). There is no material relationship between the Partnership or its affiliates and Gibraltar, other than in respect of this transaction. This sale represents the completion of an agreement of sale between the Partnership and Gibraltar (the “Agreement”) that was announced in February 2005. The Agreement arose out of the marketing of the Partnership’s assets in connection with the Plan of Liquidation approved by the Partnership’s limited partners in November 2004.

The total gross sale price was $20,975,000. Simultaneous with the closing of the sale, the Partnership repaid approximately $9,937,000 of its notes payable. After transaction costs and the repayment of the notes payable, including related debt retirement costs, net cash proceeds to the Partnership from this sale totaled approximately $9,380,000.

After setting aside reserves for outstanding liabilities and expenses of the ongoing liquidation of the Partnership, we will be making a special partial liquidating distribution to the limited partners from the proceeds of this sale. The amount of the special distribution will be approximately $280 per limited partner unit and we expect to make this distribution by early August 2005. This per unit amount may vary among limited partners because the partnership agreement provides that liquidating distributions will be allocated among partners in proportion to their capital account balances (rather than their units).

This sale is a major step towards the completion of the Plan of Liquidation. At the time of the approval of the Plan of Liquidation, the Partnership owned nineteen (19) properties and four (4) equipment lease packages. The Partnership has now sold twelve (12) properties for an aggregate purchase price of $20,975,000 and has entered into a separate agreement to sell one (1) other property for a purchase price of $6,000,000. Additionally three (3) equipment leases have now been paid in full in accordance with the terms of those leases. If the pending transaction for the one property closes as expected, the remaining assets to be liquidated will be six (6) real properties and one (1) equipment lease package. We are continuing to market for sale these remaining assets.

Unless otherwise specified, the sale prices indicated in this letter are exclusive of any fees and expenses that the Partnership has or will incur in connection with these asset sales and/or the liquidation and the payment of its liabilities, including the repayment of notes payable secured by certain of its properties.

We are very pleased with the completion of this sale and the progress towards completion of the liquidation. If you have questions regarding this information, we encourage you to contact your financial advisor, or if you wish to contact the Partnership, please call 1-888-422-7832.

Sincerely,

/s/ Patrick L. Beach

Patrick L. Beach
President of GP4 Asset Acquisition, LLC
The General Partner of Captec Franchise Capital Partners L.P. IV

This letter contains forward-looking statements, which are any statements other than statements of historical fact. As utilized in this letter, words such as “intends,” “anticipates,” “expects,” “will,” “could,” “estimate” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements, including statements concerning anticipated future revenues, by their nature involve substantial risks and uncertainties, many of which are beyond the Partnership’s control and the Partnership’s actual results may differ materially depending on a variety of important factors. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this letter. The Partnership disclaims any obligation to update or revise these forward-looking statements to reflect events or circumstances after the date of this letter or to reflect the occurrence of unanticipated events, except as may be required by law.